Mail Stop 3561


									September 21, 2005

Mr. Jose Antonio Ituarte
Chief Financial Officer
Claxson Interactive Group Inc.
Avenida Melian 2752
C1430EYH Buenos Aires
Argentina

	Re:	Claxson Interactive Group Inc.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed July 15,2005

		File No. 0-33143

Dear Mr. Ituarte:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





??

??

??

??

Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE